POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that Tiptree Financial Partners, L.P., a Delaware limited partnership, hereby constitutes and appoints Thomas P. Conaghan, Andrew T. Turney and Katherine M. Dimengo and each of them, as its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for Tiptree and in Tiptree’s name, place and stead, to sign any Form ID (Uniform Application for Access Codes to File on EDGAR), reports on Form 3 (Initial Statement of Beneficial Ownership of Securities), Form 4 (Statement of Changes in Beneficial Ownership of Securities), Form 5 (Annual Statement of Beneficial Ownership of Securities) and Schedule 13D/13G (Beneficial Ownership Report) under the Securities Act of 1934, as amended, relating to transactions by Tiptree in Common Shares or other securities of Care Investment Trust Inc. and all amendments thereto, and to file the same, with the Securities and Exchange Commission and the appropriate securities exchange, granting unto said attorneys-in-fact and agents, and each of them, or their substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as Tiptree might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall be effective until such time as Tiptree delivers a written revocation thereof to the above-named attorneys-in-fact and agents.

Dated:             August 20, 2010

TIPTREE FINANCIAL PARTNERS, L.P.

By: /s/ Geoffrey Kauffman
Name: Geoffrey Kauffman
Title: President and Chief Operating Officer